Exhibit 99.1

FOR RELEASE: Lisa F. Campbell, Executive Vice President Chief Operating Officer and Chief Financial Officer (910) 892-7080; lisac@newcenturybanknc.com www.newcenturybanknc.com	October 29, 2010

NEW CENTURY BANCORP’S THIRD QUARTER

AND YEAR-TO-DATE RESULTS IMPACTED BY ALLEGED FRAUD

•	Bank adds to provision for loan losses to cover losses resulting from the alleged fraud

•	Core business of the bank is positive, as FDIC data reveals deposit market share increases

•	New Century Bank remains #1 in deposit market share in its headquarters city, Dunn, NC

DUNN, NC . . . Late in third quarter 2010, New Century Bancorp President and CEO William L. Hedgepeth II issued a statement concerning an apparent fraud against New Century Bank by a former director. In anticipation of a loss resulting from the alleged fraud, New Century Bancorp (the “Company”—NASDAQ: NCBC), the holding company for New Century Bank, added $10.7 million to its provision for loan losses, for a total addition to the provision for the quarter of $12.5 million. As a result, the Company reported a loss for the quarter ended September 30, 2010.

New Century Bancorp’s net loss was ($6.6) million for the quarter ended September 30, 2010, compared to a net loss of ($369,000) for the same period in 2009. For the nine month period ended as of the same date, the Company reported a net loss of ($5.1) million compared to a net loss of ($214,000) for the nine months ended September 30, 2009. Basic and diluted losses per share were ($0.96) and ($0.05), respectively, for third quarter 2010 and third quarter 2009, and were ($0.74) and ($0.03), respectively, for the nine month periods ended September 30, 2010, and September 30, 2009.

As of September 30, 2010, the Company held total assets of $643.1 million, total deposits of $548.9 million and total loans of $467.9 million. As of September 30, 2009, these figures stood at total assets of $636.8 million, total deposits of $533.4 million, and total loans of $472.6 million, for changes, on a year-to-year basis of an increase in assets of 0.99%, an increase in deposits of 2.91% and a decrease in loans of (0.99%), due to the charge-off related to the alleged fraud, as well as overall soft loan demand that is being experienced by all banks.

Hedgepeth commented on the results, saying, “Our Company was on track for a successful 2010, having reported net earnings through June 30, 2010, of more than $1.6 million. To be faced with this alleged fraud and a potential loss that could exceed $10.0 million is difficult. To our shareholders and customers, as well as other friends of our Company, we reiterate these key points:

•

The apparent fraud is an isolated incident and is not indicative of the overall quality of New Century Bank’s loan portfolio. Over the past few years, we have worked hard to improve the credit culture at our bank, using a disciplined approach to lending and maintaining policies and procedures to protect the bank, our customers, and our shareholders.

•	Although it was not discovered until August 2010, the apparent fraud was committed over a period of many years, with the majority of the loans involved having been outstanding for years.

•

The loans involved were annually reviewed, both internally and externally, and each time were deemed “satisfactory.” In the circumstances surrounding this alleged fraud, it has become clear that for personal reasons the individual involved was committed to the deception, using apparently falsified financial documents, including falsified business receivables, and not disclosing certain assets and liabilities. All of this made detection of the fraud extremely difficult.

•	Other local and out-of-state banks held loans with the individual who committed the alleged fraud. Each bank involved deemed the loans to be sound and the related companies to be profitable.

•

Loans to directors are generally sound and profitable loans, as directors are typically successful, reputable business and community leaders who are well-known and respected, and who also have significant deposit relationships with the bank. Also because of their responsibility to shareholders to protect their investment, as well as because of the directors’ own relationship with and investment in the bank, directors have a vested interest in the health, well-being and success of the bank

•	We are committed to employing every legal remedy available to us in recovering losses due to this apparent fraud.”

New Century remains well-capitalized and deposits held by the bank are insured by the Federal Deposit Insurance Corporation (FDIC) for up to $250,000 per depositor.

Hedgepeth also said, “In spite of addressing this alleged fraud, we remain in a strong capital position. The regulatory standard for a bank to be considered “well capitalized” is 10.00%, and New Century is well-capitalized at 12.57%. We are meeting this challenge head on and from a position of strength, determined to maintain our focus on serving our customers, communities and shareholders.

“According to FDIC market share data as of June 30, 2010, New Century Bank gained market share in Dunn, our headquarters city, allowing us to maintain the position of #1 in deposit market share in Dunn – a position we have held for 8 straight years. In addition, we gained deposit market share in Harnett and Cumberland counties, as well as the town of Lillington. Based on deposit market share, we are now the largest community bank in Harnett, Cumberland, Sampson, and Wayne counties. These results show the strength of our overall customer and deposit growth strategy and reflect the hard work of our staff in gaining and keeping customer relationships.

“It is the firm belief of our management team that we will return to positive earnings in the near future. On behalf of everyone at New Century, I again express our deep appreciation for the continued support of our loyal customers and shareholders. Our focus is on being everything a community bank can and should be in the markets we serve: offering our customers a safe, sound place to conduct business; our employees a great environment in which to work; our communities a partner that is invested in making each community individually, and southeastern North Carolina as a whole, a better place to live and work—in many ways, including supporting non-profits and other organizations; and, our shareholders a good return on their investment in us. New Century employs more than 140 people with a total payroll, including benefits, of $7.0 million for the first three quarters of 2010, which has an annualized economic impact in our markets of nearly $10 million. We enjoy being part of the fabric of the communities we serve.”

Customers and shareholders who have any questions are asked to contact the bank’s management at the Dunn headquarters.

New Century Bank has offices in Dunn, Clinton, Fayetteville (2), Goldsboro, Lillington, Lumberton, Pembroke, and Raeford, as well as a loan production office in Greenville, NC.

###

The information as of and for the quarter and nine months ended September 30, 2010 as presented is unaudited. This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, (i) statements regarding certain of our goals and expectations with respect to earnings, earnings per share, revenue, expenses and the growth rate in such items, as well as other measures of economic performance, including statements relating to estimates of credit quality trends, and (ii) statements preceded by, followed by or that include the words “may,” “could,” “should,” “would,” “believe,” “anticipate,” “estimate,” “expect,” “intend,” “plan,” “projects,” “outlook” or similar expressions. The actual results might differ materially from those projected in the forward-looking statements for various reasons, including, but not limited to, our ability to manage growth, our limited operating history, substantial changes in financial markets, regulatory changes, changes in interest rates, loss of deposits and loan demand to other savings and financial institutions, and changes in real estate values and the real estate market. Additional information concerning factors that could cause actual results to materially differ from those in the forward-looking statements is contained in the Company’s SEC filings, including its periodic reports under the Securities Exchange Act of 1934, as amended, copies of which are available upon request from the Company.

New Century Bancorp, Inc.

Selected Financial Information and Other Data

($ in thousands, except per share data)

	At or for the three months ended					At or for the nine months ended
	September 30, 2010	June 30, 2010	March 31, 2010	December 31, 2009	September 30, 2009	September 30, 2010	September 30, 2009	September 30, 2008
Summary of Operations:
Total interest income	$8,428	$8,524	$8,333	$8,433	$8,258	$25,285	$24,483	$26,886
Total interest expense	2,439	2,434	2,446	2,821	3,170	7,318	10,302	13,382

Net interest income	5,989	6,090	5,887	5,612	5,088	17,967	14,181	13,504
Provision for loan losses	12,457	639	1,270	995	2,377	14,366	4,477	2,141

Net interest income after provision	(6,468)	5,451	4,617	4,617	2,711	3,601	9,704	11,363
Noninterest income	648	670	667	766	777	1,975	2,449	1,717
Goodwill Impairment	—	—	—	8,674	—	—	—	—
Noninterest expense	4,746	4,497	4,606	4,796	4,075	13,842	12,581	12,359

Income (loss) before income taxes	(10,566)	1,624	678	(8,087)	(587)	(8,266)	(428)	721
Provision for income taxes (benefit)	(3,955)	549	221	141	(218)	(3,186)	(214)	248

Net income (loss)	$(6,611)	$1,075	$457	$(8,228)	$(369)	$(5,080)	$(214)	$473

Share and Per Share Data:
Earnings (loss) per share - basic	$(0.96)	$0.16	$0.07	$(1.20)	$(0.05)	$(0.74)	$(0.03)	$0.07
Earnings (loss) per share - diluted	(0.96)	0.16	0.07	(1.20)	(0.05)	(0.74)	(0.03)	0.07
Book value per share	7.22	8.19	8.03	7.96	9.22	7.22	9.22	9.03
Tangible book value per share	7.11	8.08	7.91	7.83	7.82	7.11	7.82	7.61
Ending shares outstanding	6,913,636	6,891,784	6,837,952	6,837,952	6,837,742	6,913,636	6,837,742	6,827,649
Weighted average shares outstanding:
Basic	6,908,466	6,846,437	6,837,952	6,837,863	6,837,292	6,864,543	6,833,494	6,808,914
Diluted	6,908,466	6,862,095	6,845,714	6,837,863	6,837,292	6,864,543	6,833,494	6,869,419

Selected Performance Ratios:
Return on average assets	-3.98%	0.66%	0.30%	-5.09%	-0.23%	-1.05%	-0.05%	0.11%
Return on average equity	-46.47%	7.69%	3.34%	-51.24%	-2.30%	-12.12%	-0.45%	1.01%
Net interest margin	3.81%	4.00%	4.08%	3.74%	3.54%	3.92%	3.31%	3.26%
Efficiency ratio (1)	71.51%	66.52%	70.28%	75.20%	69.48%	69.41%	75.65%	81.20%

Period End Balance Sheet Data:
Loans, net of unearned income	$467,876	$490,883	$496,448	$481,176	$472,578	$467,876	$472,578	$457,784
Total Earning Assets	594,425	619,867	602,436	588,536	591,973	594,425	591,973	547,965
Goodwill and other intangible assets	737	776	814	853	9,565	737	9,565	9,719
Total Assets	643,122	663,001	642,883	630,635	636,810	643,122	636,810	596,457
Deposits	548,866	566,031	542,348	540,262	533,350	548,866	533,350	501,823
Short term debt	20,138	20,138	21,744	20,564	25,693	20,138	25,693	17,896
Long term debt	18,372	18,372	18,372	12,372	12,372	18,372	12,372	12,372
Shareholders’ equity	49,906	56,442	54,934	54,409	63,013	49,906	63,013	61,653

Selected Average Balances:
Gross Loans	$486,453	$493,396	$483,665	$476,845	$469,668	$487,847	$469,109	$449,362
Total Earning Assets	624,091	610,290	585,277	595,250	570,059	612,157	572,684	552,240
Goodwill and other intangible assets	756	794	832	9,451	9,584	794	9,622	9,776
Total Assets	659,739	651,861	625,307	641,254	634,312	645,881	626,903	597,303
Deposits	560,942	553,067	531,115	538,643	532,427	548,483	524,204	502,603
Short term debt	20,736	20,736	21,802	23,498	23,020	21,178	24,023	17,593
Long term debt	18,372	18,372	13,972	12,372	12,372	16,920	12,372	12,372
Shareholders’ equity	56,441	56,093	55,533	63,710	63,588	56,026	63,542	62,187

Asset Quality Ratios:
Nonperforming loans	$9,678	$13,885	$18,956	$15,965	$16,003	$9,678	$16,003	$9,148
Other real estate owned	3,812	3,215	2,680	2,530	2,346	3,812	2,346	677
Allowance for loan losses	8,081	10,006	11,232	10,359	10,317	8,081	10,317	7,140
Nonperforming loans (2) to period-end loans	2.07%	2.83%	3.82%	3.32%	3.39%	2.07%	3.39%	2.00%
Allowance for loan losses to period-end loans	1.73%	2.04%	2.26%	2.15%	2.18%	1.73%	2.18%	1.56%
Delinquency Ratio (3)	1.23%	0.75%	0.45%	0.41%	1.61%	1.23%	1.61%	0.34%
Net loan charge-offs to average loans	13.57%	1.39%	0.05%	0.79%	0.49%	4.56%	0.86%	1.09%

(1)	Efficiency ratio is calculated as non-interest expenses divided by the sum of net interest income and non-interest income.
(2)	Nonperforming loans consist of non-accrual loans and restructured loans.
(3)	Delinquency Ratio includes 30-89 days past due and excludes non-accrual loans.